Exhibit 99.2

VYNE Therapeutics Announces Positive Data from Phase 1b Trial for Novel BET Inhibitor VYN201 in Patients with Nonsegmental Vitiligo

•	Clinical proof-of-concept achieved with statistically significant dose dependent reduction in F-VASI score from baseline for the VYN201 1.0% and 2.0% cohorts compared to the 0.5% cohort

•	VYN201 was generally well-tolerated with no clinically relevant treatment emergent adverse events across all dose cohorts

•	Clinical response and rapid onset of action suggest VYN201 has the potential to be the category leader in the treatment of nonsegmental vitiligo

•	VYN201 is expected to advance into a Phase 2b clinical trial in the first half of 2024

BRIDGEWATER, N.J., October 30, 2023 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company developing proprietary, innovative and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced positive data from its Phase 1b trial evaluating once-daily dosing of VYN201 in patients with nonsegmental vitiligo.

The Phase 1b trial is a 16-week open-label trial assessing the safety, tolerability and pharmacokinetics of once-daily topical VYN201 in 29 patients across three dose cohorts (0.5%, 1.0% and 2.0% strengths). Exploratory efficacy of VYN201 was also evaluated, including VYN201’s ability to arrest the progression of skin depigmentation and support skin repigmentation in patients with active disease, through changes in the facial vitiligo area scoring index (“F-VASI”).

“We are encouraged by these data from our Phase 1b trial that demonstrate proof-of-concept in nonsegmental vitiligo, which we believe is the first clinical evidence of a BET inhibitor’s effect in autoimmune disease. We believe these data support the continued advancement of VYN201 as a potential category leading therapy in the treatment of vitiligo and also more broadly validates our InhiBETTM platform as we work to develop BET inhibitors for the treatment of immuno-inflammatory diseases,” said David Domzalski, President and CEO of VYNE. “We look forward to discussing the final results from the trial at an R&D Day event on November 9, where we will also provide our plans for a Phase 2b clinical trial.”

“Vitiligo patients with active disease face an uphill battle compared to those with stable vitiligo and may require aggressive treatment in order to avoid potentially permanent loss of pigmentation,” said Amit Pandya, M.D., former President of the Global Vitiligo Foundation and Staff Dermatologist, Department of Dermatology, Palo Alto Foundation Medical Group. “VYN201’s ability to halt the progression of depigmentation and demonstrate repigmentation in these difficult-to-treat patients as observed in this trial is very promising. These data merit the continued investigation of VYN201’s potential as a differentiated therapy for vitiligo.”

Key results include:

•	Proof-of-concept achieved:

o	Significant clinical improvement observed in 1% and 2% cohorts with rapid onset of action and a dose-dependent response. Mean percentage reduction in F-VASI score from baseline after 16 weeks of treatment was:

▪	7.5% for the 0.5% cohort (n=10), with 20% of patients achieving a ≥25% improvement in F-VASI score from baseline (“F-VASI25”)

▪	30.3% for the 1.0% cohort (n=10), with 50% of patients achieving F-VASI25 and 30% of patients achieving a ≥50% improvement in F-VASI score from baseline (“F-VASI50”)

▪	39.0% for the 2.0% cohort (n=9), with 67% of patients achieving F-VASI25 and 33% of patients achieving F-VASI50, including one patient who achieved a ≥75% improvement in F-VASI score from baseline

▪	The mean percentage reduction in F-VASI score from baseline for each of the 1.0% and 2.0% cohorts was statistically significant (p = 0.0137 and p = 0.0077[1], respectively) compared to the 0.5% cohort at week 16, indicative of a dose response

•	Safety, Tolerability and Pharmacokinetics: Topical VYN201 was generally well-tolerated with a favorable safety profile in vitiligo patients at all dose levels with no serious adverse events reported and no abnormal laboratory values suggestive of low or reducing platelet counts. All treatment emergent adverse events have been classified as mild or moderate with no dose-dependent trends observed to date. All mean local skin tolerability assessment scores were less than 0.30 on a severity scale 0 (“None”) to 3 (“Severe”).

Next Steps

•	R&D Day Event: VYNE will host an R&D Day event on Thursday, November 9, 2023 at 1:30 p.m. ET. VYNE management will review the final results from the Phase 1b trial for VYN201. The event will feature a presentation from Dr. Amit Pandya, former President of the Global Vitiligo Foundation and Staff Dermatologist, Department of Dermatology, Palo Alto Foundation Medical Group. The VYNE team will also discuss the Company’s development plans for VYN201 and its oral BET inhibitor VYN202. Register Here

•	Initiate Phase 2b Trial: The Company intends to begin Phase 2b preparatory activities and expects to advance VYN201 into a longer duration Phase 2b trial to evaluate optimal dosing and peak efficacy in patients with active and stable nonsegmental vitiligo in 1H 2024.

About Vitiligo

Vitiligo is a chronic autoimmune depigmenting disorder of the skin, characterized by the loss of pigment producing cells known as melanocytes. Vitiligo is the most common depigmenting skin condition, with a prevalence estimated at 0.5-2% of the world population.2 There is currently only one FDA-approved product for the treatment of vitiligo. Non-segmental vitiligo is the most common type of vitiligo.

About VYN201

VYN201 is a pan-bromodomain BET inhibitor designed to be locally-administered as a “soft” drug to address diseases involving multiple, diverse inflammatory cell signaling pathways while providing low systemic exposure. To date, VYN201 has produced consistent reductions in pro-inflammatory and disease-related biomarkers and improvements in disease severity, and demonstrated local activity in several preclinical models (using several different routes of administration).

About BET Inhibitors

BET proteins play a key role in regulating gene transcription via epigenetic interactions (“reading”), and recent research has determined a key role for these proteins in regulating B cell and T cell activation and subsequent inflammatory processes. As epigenetic readers, BET proteins regulate the recruitment of transcriptional factors that are key to the production of several pro-inflammatory cytokines. BET inhibitors have the potential to treat a range of immuno-inflammatory and fibrotic diseases by blocking pro-inflammatory cytokine transcription with additional potential in myeloproliferative neoplastic disorders.

1. Percentage change from baseline one-tailed T-test based on latest observed case.

2. Rosmarin et al, Lancet (2020);396:110-120.

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary bromodomain & extra-terminal (BET) domain inhibitors, which comprise its InhiBET™ platform, include a locally administered pan-BD BET inhibitor (VYN201) and an orally available BD2-selective BET inhibitor (VYN202) that were licensed from Tay Therapeutics Limited.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding VYNE’s plans and development timelines for VYN201, the release of complete topline results for the Phase 1b trial of VYN201, the potential of VYN201 and VYNE’s InhiBET™ platform, VYNE’s intentions regarding a Phase 2b trial of VYN201 and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results in, clinical trials for its product candidates; VYNE’s intentions and its ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; VYNE’s ability to comply with various regulations applicable to its business; VYNE’s ability to create intellectual property and the scope of protection it is able to establish and maintain for intellectual property rights covering its product candidates, including the projected terms of patent protection; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; estimates of VYNE’s expenses, capital requirements, its needs for additional financing and its ability to obtain additional capital on acceptable terms or at all; VYNE’s expectations regarding licensing, business transactions and strategic operations; VYNE’s future financial performance and liquidity; and volatility in VYNE’s stock price may result in rapid and substantial increases or decreases in the stock price that may or may not be related to VYNE’s operating performance or prospects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

This release includes preliminary clinical data from VYNE’s Phase 1b clinical trial evaluating topical VYN201 in patients with nonsegmental vitiligo. These preliminary data remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data previously provided. As a result, data should be viewed with caution until the final data are available. This preliminary data is not intended to convey conclusions about the complete efficacy or safety results from the trial.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda

VYNE Therapeutics Inc.

908-458-9106

Tyler.Zeronda@vynetx.com